Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Crescera Capital Acquisition Corp. on Form S-1 of our report dated April 20, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as going concern, with respect to our audit of the financial statements of Crescera Capital Acquisition Corp. as of March 12, 2021 and for the period from March 11, 2021 (inception) through March 12, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Boston, MA

April 20, 2021